Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2014 Omnibus Incentive Plan of Sealed Air Corporation of our report dated February 19, 2019 (except for Notes 3, 6, 17, and 18, as to which the date is March 2, 2020), with respect to the consolidated financial statements of Sealed Air Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Charlotte, North Carolina
January 12, 2021